ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

090401

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

EVCARCO, INC

2. Description of the original document for which correction is being made:

Certificate of Change Pursuant to NRS 78.209

3. Filing date of the original document for which correction is being made: 10/27/2009

4. Description of the inaccuracy or defect.

Erroneously filed on October 27, 2009, when forward stock split as identified in Certificate of Change was authorized to be effective by appropriate corporate action on July 10, 2009. Effective date of increase of authorized shares and forward split was not identified.

5. Correction of the inaccuracy or defect.

Effective date of the increase of the authorized shares of Common Stock, $0.001 par value, from 60,000,000 shares to 180,000,000 shares and 3 for 1 forward stock split as reported in Certificate of Change filed on October 27, 2009, was July 10, 2009.

6. Signature:

X [signature] (Nikolay Frolov) Title * CFO Date 6/17/2010

Authorized Signature

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership, by a general partner: a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.